CONTACT: Steve Pickman at
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FOR IMMEDIATE RELEASE:  MGP INGREDIENTS TO EXPAND
                        KANSAS CITY FACILITY



     ATCHISON, Kan., March 12, 2003--The Board of Directors of MGP Ingredients, Inc. (MGPI/Nasdaq) has approved plans for a $3.8 million expansion project at the company's plant in Kansas City, Kan. Expected to be completed by March, 2004, the expansion will involve the installation of additional equipment to extend the company's line of Wheatex textured wheat proteins and other protein and starch-based ingredients. Approximately half of the project's cost is expected to be offset by funds provided under a previously announced U.S. Department of Agriculture (USDA) program to support the development and production of value-added wheat proteins and starches.

     "This expansion is indicative of the progress we are making in building our specialty ingredients business," said Ladd Seaberg, president and chief executive officer. "Because current customer growth and demand should exceed the plant's capacity for some of our products in the next fiscal year, it is necessary to take this measure now to be well positioned for growth."

     MGPI acquired the Kansas City facility in February, 2001. It was formerly owned by Thompson's Nutritional Technology, Inc. "This acquisition has become a wonderful asset for the company," Seaberg said. "In a relatively short period of time, it has substantially strengthened our capabilities to meet demands in the marketplace while also giving us greater flexibility in the types of goods and services we can offer our customers," he added.

     The company produces several varieties of its Wheatex product at the plant. Ranging in size from small flakes to large chunks, Wheatex is used to improve the textural quality and flavor profile of vegetarian and extended meat products. A separate portion of the Kansas City facility is dedicated to the production of MGPI's Polytriticum lines of edible and non-edible wheat-based polymers that can be used in the manufacture of pet treats and biodegradable items. Enhancements will also be made to that section of


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ADD 1--MGP INGREDIENTS TO EXPAND KC FACILITY


the plant as part of the expansion project. Additionally, approximately $1 million of the total projected cost of the expansion is earmarked for the purchase and installation of new equipment to support ongoing research and development at the plant. With some modifications, this equipment can be used to supplement Wheatex production, according to Seaberg.

     "We're very excited to move forward with this project," said Mike Trautschold, executive vice president of marketing and sales. "The investment in research and development will help address opportunities presented by current and future customers. It enables us to work significantly on broadening our line of Wheatex products, which can be produced to replicate the appearance and texture of multiple meat, fish and poultry products. The same holds true for our Polytriticum resins, which continue to experience growing demand, mainly from manufacturers of pet treats and natural pet chews."

     The USDA program to support the development of value-added proteins and starches was implemented in June, 2001. Administered by the USDA's Commodity Credit Corporation, it was granted in lieu of an extended quota on imports of foreign wheat gluten, the protein portion of wheat flour. Over the life of the program, which is scheduled to end May 31, 2003, MGP Ingredients is eligible for approximately $25.6 million of the program total of $40 million. For the first 12 months of the program, approximately $17.3 million was allocated to the company. The remaining $8.3 million was allocated to the company in July, 2002. The funds must be used for capital, research, marketing and promotional costs related to value-added wheat proteins and starch products.

     In November, 2002, the company completed an $8.3 million expansion at its Atchison, Kansas plant. This expansion involved the installation of additional processing and drying equipment for the production of specialty wheat proteins for bakery, pasta and noodle and related food markets, both domestic and foreign. The company also recently completed enhancements to equipment it uses to produce a number of natural protein and starch-based ingredients for the personal care market.

     This news release contains forward-looking statements as well as historical information. Forward-looking statements are identified by or are associated with such words as "intend," "believe," "estimate," "expect," "anticipate,"
"hopeful," "should," "may" and similar expressions. They reflect management's current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. The forward-looking statements are based on many assumptions and factors, including those relating to grain prices, gasoline prices, energy costs, product pricing, competitive environment and related marketing conditions, operating efficiencies, access to capital, actions of governments or government officials and actions of insurers. Any changes in the assumptions or factors could produce materially different results than those predicted and could impact stock values.

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